Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

December 6, 2021

VIA ELECTRONIC MAIL

Aditxt, Inc.

737 N. Fifth Street, Suite 200

Richmond, VA 23219

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering (the “Offering”) for sale by Aditxt, Inc. (the “Company”) of (i) 16,575,000 units (the “Units”), with each unit comprised of one share of the Company’s common stock (the “Shares”) and one Series C warrant (the “Series C Warrants”) to purchase one Share (the “Series C Warrant Shares”) and (ii) Series C Warrants to be issued to the representative of the underwriters named in the Registration Statement (defined below) to purchase up to 2,486,250 additional Shares (the “Representative Shares”) and/or Series C Warrants to puchase up to an additional 2,486,250 Shares (the “Representative Warrants”) in any combinations thereof, pursuant to the Registration Statement and the Prospectus (as defined below). The Company also offered to those purchasers, if any, whose purchase of Units in the Offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s Shares immediately following the consummation of the Offering, the opportunity, in lieu of purchasing Units, to purchase pre-funded units, (the “Pre-Funded Units”), with each Pre-Funded Unit consisting of one pre-funded warrant to purchase one Share (the “Pre-Funded Warrants” and together with the Series C Warrants, and the Representative Warrants, the “Warrants”) and one Series C Warrant.

Unless defined herein, capitalized terms have the meanings given to them in that certain Underwriting Agreement (the “Underwriting Agreement”), dated December 1, 2021, by and between the Company and Dawson James Securities, Inc., acting as the representative of the underwriters identified therein (the “Underwriters”) relating to the Offering of the Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement on Form S-3 (File No. 333-257645) filed with the Securities and Exchange Commission (the “Commission”) which was declared effective on July 13, 2021, under the Securities Act of 1933, as amended (the “Securities Act”) (including any documents incorporated by reference therein, the “Registration Statement,” and the related prospectus included in such Registration Statement (including any documents incorporated by reference therein, the “Base Prospectus”));

●	the final prospectus supplement, which includes the Base Prospectus, filed December 1, 2021 pursuant to Rule 424(b) under the Securities Act, which is referred to as the “Prospectus”;

●	the Underwriting Agreement;

●	the Form of Series C Warrant;

●	the Form of Series C Pre-Funded Warrant;

●	the Amended and Restated Certificate of Incorporation of the Company in effect on the date hereof;

●	the Amended and Restated Bylaws of the Company in effect on the date hereof;

●	the resolutions of the Board of Directors of the Company, adopted on November 30, 2021 authorizing/ratifying the execution and delivery of the Underwriting Agreement, the issuance and sale of the Shares, the preparation and filing of the Prospectus, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions, the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Representatives’ Warrants, when issued and sold as contemplated in the Registration Statement will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.	The shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares, the “Securities”) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and the laws of the State of New York and, when the Warrant Shares are delivered to and paid for in accordance with the terms of the Representatives’ Warrants and when evidence of the issuance thereof is duly recorded in the Company's books and records, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the DGCL.

We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Respectfully submitted,
/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP